News Release
For Release October 21, 2020
9:00 A.M.

Contact: (803) 951- 2265
D. Shawn Jordan, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights for Third Quarter of 2020

•	Net income of $2.652 million.
•	Pre-tax pre-provision earnings of $4.312 million, up 17.3% year-over year and 7.8% linked quarter.
•	Diluted EPS of $0.35 per common share for the quarter and $0.89 year-to-date through September 30, 2020
•	Total loans increased during the third quarter by $27.1 million, an annualized growth rate of 13.2%. Excluding Paycheck Protection Program or PPP loans, loan growth was $25.2 million, a 13.0% annualized growth rate.
•	Pure deposit growth, including customer cash management, during the third quarter of $54.9 million, an annualized growth rate of 21.3%.
•	Excellent quarter for mortgage line of business with revenue of $1.4 million, a 12.2% increase year-over-year.
•	Net interest margin on a tax equivalent basis of 3.28%, including PPP loans and 3.29% excluding PPP loans.
•	Strong credit quality metrics with non-performing assets (NPAs) of 0.22%, past due ratio of 0.08% and net loan recovery excluding overdrafts of $118 thousand, with a year-to-date net recovery of $121 thousand.
•	Cash dividend of $0.12 per common share, which is the 75th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 21, 2020 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2020 of $2.652 million as compared to $2.898 million in the third quarter of 2019. Diluted earnings per common share were $0.35 for the third quarter of 2020 as compared to $0.39 for the third quarter of 2019. On a linked quarter basis, net income increased 19.6% from $2.217 million in the second quarter of 2020 and diluted earnings per common share increased 16.7% from $0.30. Pre-tax pre-provision earnings or PTPPE in the third quarter of 2020 were $4.312 million compared to third quarter of 2019 PTPPE of $3.676 million and second quarter 2020 PTPPE of $3.999 million, an increase of 17.3% and 7.8% respectively. It should be noted that during the quarter, the company benefited from non-recurring Bank Owned Life Insurance (BOLI) income in the amount of $311 thousand and a gain on sale of securities in the amount of $99 thousand.

Year-to-date through September 30, 2020 net income was $6.663 million compared to $8.274 million during the first nine months of 2019. Diluted earnings per share for the first nine months of 2020 were $0.89, compared to $1.08 during the same time period in 2019. Year-to-date through September 30, 2020 PTPPE were $11.618 million compared to $10.544 million during the first nine months of 2019, an increase of 10.2%. Mike Crapps, First Community President and CEO, commented, “We are pleased with our continued growth in core pre-tax pre-provision earnings even during these unprecedented times. While our credit metrics remain strong, again this quarter the provision expense for loan losses was elevated in anticipation of potential future impact from the COVID-19 pandemic.”

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2020. The company will pay a $0.12 per share dividend to holders of the company’s common stock. This dividend is payable November 16, 2020 to shareholders of record as of November 2, 2020. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 75th consecutive quarter.”

During the third quarter, no share repurchases have been made under the company’s existing share repurchase plan approved during the third quarter of 2019. The existing repurchase plan provides the company with some flexibility in managing capital going forward.

In 2018, the Federal Reserve increased the asset size to qualify as a small bank holding company. As a result of this change, the company is generally not subject to the Federal Reserve capital requirements unless advised otherwise. The bank remains subject to capital requirements including a minimum leverage ratio and a minimum ratio of “qualifying capital” to risk weighted assets. These requirements are essentially the same as those that applied to the company prior to the change in the definition of a small bank holding company. Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2020, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.95%, 12.97%, and 14.08%, respectively. This compares to the same ratios as of September 30, 2019 of 10.12%, 13.39%, and 14.18%, respectively. As of September 30, 2020, the bank’s Common Equity Tier I ratio was 12.97% compared to 13.39% at September 30, 2019.

Asset Quality / Allowance for Loan and Lease Losses

Asset quality metrics remained strong as of September 30, 2020. The non-performing assets ratio for the third quarter was 0.22% of total assets and a total past due ratio of 0.08%. Net loan recoveries excluding overdrafts for the quarter were $118 thousand and the year-to-date through September 30, 2020 net recovery is $121 thousand. The ratio of classified loans plus OREO now stands at 5.00% of total bank regulatory risk-based capital as of September 30, 2020.

Mr. Crapps indicated, “As a way to serve our many local businesses and individuals during the past few challenging months, we proactively offered payment deferrals for up to 90 days to our loan customers.” The company reported that at its peak, there were payment deferments on loans totaling approximately $206.9 million (26.9% of the non-PPP loan portfolio). Loans in which payments have been deferred decreased to $27.3 million (3.4% of the non-PPP loan portfolio) at September 30, 2020 and $21.8 million (2.7% of the non-PPP loan portfolio) at October 15, 2020. This is primarily the result of payments being restarted at the conclusion of their payment deferral period. It is also noteworthy that the percentage of loans, in certain identified industries deemed to be “high risk” due to the pandemic, is largely unchanged from prior disclosures.

Even with strong credit quality metrics, due to the uncertainty of future credit losses related to the COVID-19 pandemic and its effect on local businesses, the bank recorded $1.062 million in provision expense in the third quarter compared to $25 thousand in the third quarter of 2019. Year-to-date through September 30, 2020, the bank has recorded $3.387 million in provision expense compared to $139 thousand during the first nine months of 2019. During the first nine months of 2020, the ratio of the Allowance for Loan Loss to total loans has increased from 0.90% as of December 31, 2019 to 1.20% as of September 30, 2020. Mr. Crapps commented, “Our credit metrics continue to indicate the current strong quality of our loan portfolio. This combined with the significant reduction in loans with payments deferred is good news for our company. At the same time, there is much unknown about the economic impact of the pandemic; therefore, we continue to prepare our balance sheet and our resources for an uncertain future.”

Balance Sheet

Total loans increased during the third quarter by $27.1 million, which is an annualized growth rate of 13.2%. Total loans, excluding PPP loans, increased during the third quarter by $25.2 million which is an annualized growth rate of 13.0%. Non-PPP loan growth during the quarter was the result of increased production on a linked quarter. Commercial loan production was $46.1 million during the third quarter compared to $39.3 million in the second quarter of 2020.

As of September 30, 2020, the bank had $59.8 million in PPP loans and related credit facilities on the balance sheet. Crapps noted, “As a community bank committed to the success of local businesses, we were pleased to be able to support our customers with access to the PPP funding. We are now in the initial stages of working with our customers through the SBA forgiveness process. We anticipate this process to accelerate later in the fourth quarter and into the first half of 2021.”

Total deposits were $1.174 billion at September 30, 2020 compared to $1.119 billion at June 30, 2020. Pure deposits, which are defined as total deposits less certificates of deposits, increased $53.2 million or 5.4% to $1.037 billion at September 30, 2020 from $983.8 million at June 30, 2020. The bank had no brokered deposits and no listing services deposits at September 30, 2020. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, increased 3.1% to $47.1 million at September 2020 compared to 45.7 million at June 30, 2020. Costs of deposits decreased on a linked quarter basis to 0.23% in the third quarter of 2020 from 0.28% in the second quarter of the year. Cost of funds also decreased on a linked quarter basis to 0.27% in the third quarter of 2020 from 0.33% in the second quarter of the year. Mr. Crapps commented, “A strength of our bank has been and continues to be our low cost deposit base. During 2020, we have continued to grow pure deposits while at the same time working to reduce our cost of deposits.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income increased $433 thousand or 4.4% to $10.176 million for the third quarter of 2020 compared to second quarter net interest income of $9.743 million. Year-over-year, net interest income increased $823 thousand or 8.8% from $9.353 million in the third quarter of 2019. Third quarter net interest margin, on a tax equivalent basis, was 3.28% compared to net interest margin of 3.38% in the second quarter. Third quarter net interest margin, excluding PPP loans, on a tax equivalent basis, was 3.29%. The net interest margin has declined as a result of excess liquidity on the bank’s balance sheet and continued downward pressure on earning asset yields, which are partially offset by lower deposit costs.

Non-Interest Income

Total non-interest income increased 13.7% on a linked quarter basis, from $3.387 million in the second quarter of 2020 to $3.850 million in the third quarter. With adjustments for non-recurring items including BOLI income of $311 thousand and gain-on-sale of securities of $99 thousand during the third quarter, non-interest income increased 1.6% on a linked quarter basis to $3.440 million in the third quarter of 2020 up from $3.387 million in the second quarter of this year. Year-over-year, non-interest income, adjusted for securities gains and losses and other non-recurring income, increased 10.5% from $3.113 million in the third quarter of 2019. Revenues in the mortgage line of business increased 12.2% year-over-year to $1.403 million compared to $1.251 million in the third quarter of 2019. Mortgage loan production increased 49.9% year-over-year from $37.9 million in the third quarter of 2019 to $56.8 million in the third quarter of 2020. The gain-on-sale margin continued to be negatively impacted by disruptions in the mortgage market causing certain loans to not be sold. As capacity rebuilds, this issue will be mitigated.

Revenue in the investment advisory line of business was flat on a linked quarter basis at $672 thousand in the third quarter of 2020 and $671 thousand in the second quarter and increased 32.0% year-over-year from $509 thousand in the third quarter of 2019. It is noteworthy that the assets under management (AUM), which was $369.7 million at December 31, 2019, has increased by 17.9% to $436.0 million at September 30, 2020. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business. We are pleased with the activity and momentum in each of our business units.”

Non-Interest Expense

Non-interest expense was $9.714 million in the third quarter of 2020, compared to $9.131 million in the second quarter of 2020. Salaries and benefits expense increased $247 thousand on a linked quarter basis. The second quarter benefited from deferred loan costs associated with PPP loans that served to offset some salary and benefit costs during that quarter. Additionally, compensation costs related to the mortgage line of business increased in the third quarter. Marketing and public relations expense increased $95 thousand due to planned increases in advertising during the quarter. Occupancy expense increased $57 thousand due to enhanced cleaning of bank facilities related to COVID-19, more typical utility expense which had been lower than normal in the second quarter, and the restart during the third quarter of maintenance and small repairs that had been paused or otherwise had timing affected during the second quarter due to the pandemic. FDIC insurance expense increased $49 thousand due to a higher assessment base and a higher assessment rate related to a decrease in the bank’s leverage ratio due to an increase in assets. OREO expenses increased $39 thousand in the third quarter due to the write down of several OREO properties during the quarter.

About First Community Corporation

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipated’, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations, and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	September 30,	December 31,	September 30,
	2020	2019	2019

Total Assets	$1,381,804	$1,170,279	$1,129,990
Other Short-term Investments[1]	106,231	32,741	13,156
Investment Securities	295,525	288,792	267,060
Loans Held for Sale	37,587	11,155	10,775
Loans
Paycheck Protection Program (PPP) Loans	49,799	—	—
Non-PPP Loans	794,661	737,028	735,074
Total Loans	844,460	737,028	735,074
Allowance for Loan Losses	10,113	6,627	6,560
Goodwill	14,637	14,637	14,637
Other Intangibles	1,188	1,483	1,609
Total Deposits	1,173,551	988,201	948,827
Securities Sold Under Agreements to Repurchase	47,142	33,296	34,321
Federal Home Loan Bank Advances	—	211	216
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ Equity	133,244	120,194	118,780

Book Value Per Common Share	$17.78	$16.16	$16.03
Tangible Book Value Per Common Share	$15.67	$13.99	$13.84
Equity to Assets	9.64%	10.27%	10.51%
Tangible Common Equity to Tangible Assets	8.60%	9.02%	9.21%
Loan to Deposit Ratio (Includes Loans Held for Sale)	75.16%	75.71%	78.61%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	71.96%	74.58%	77.47%
Allowance for Loan Losses/Loans	1.20%	0.90%	0.89%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.95%	9.97%	10.12%
Tier 1 Capital Ratio	12.97%	13.47%	13.39%
Total Capital Ratio	14.08%	14.26%	14.18%
Common Equity Tier 1 Capital Ratio	12.97%	13.47%	13.39%
Tier 1 Regulatory Capital	$117,700	$112,754	$111,309
Total Regulatory Capital	$127,813	$119,381	$117,869
Common Equity Tier 1 Capital	$117,700	$112,754	$111,309

1 Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Average Total Assets	$1,345,109	$1,120,024	$1,263,865	$1,104,342
Average Loans (Includes Loans Held for Sale)	868,096	740,150	815,724	731,033
Average Earning Assets	1,248,607	1,022,199	1,165,980	1,007,126
Average Deposits	1,136,977	938,599	1,055,778	923,956
Average Other Borrowings	63,312	52,020	67,504	52,861
Average Shareholders’ Equity	131,737	117,230	127,388	116,103

Asset Quality:	As of
	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2019
Loan Risk Rating by Category (End of Period)
Special Mention	$4,977	$2,849	$3,950	$4,936
Substandard	5,082	5,300	4,467	4,691
Doubtful	—	—	—	—
Pass	834,401	809,223	741,112	727,401
	$844,460	$817,372	$749,529	$737,028
Nonperforming Assets
Non-accrual Loans	$1,655	$1,806	$1,739	$2,329
Other Real Estate Owned and Repossessed Assets	1,313	1,449	1,481	1,410
Accruing Loans Past Due 90 Days or More	33	—	168	—
Total Nonperforming Assets	$3,001	$3,255	$3,388	$3,739
Accruing Trouble Debt Restructurings	$1,568	$1,613	$1,635	$1,669

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Loans Charged-off	$7	$9	$24	$32
Overdrafts Charged-off	17	27	48	80
Loan Recoveries	(125)	(202)	(145)	(246)
Overdraft Recoveries	(14)	(7)	(26)	(24)
Net Charge-offs (Recoveries)	$(115)	$(173)	$(99)	$(158)
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.05%)	(0.09%)	(0.02%)	(0.03%)

2 Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Interest income	$10,976	$10,864	$10,666	$10,606	$10,710	$10,374	$32,352	$31,844
Interest expense	800	1,511	923	1,490	1,293	1,354	3,016	4,355
Net interest income	10,176	9,353	9,743	9,116	9,417	9,020	29,336	27,489
Provision for loan losses	1,062	25	1,250	9	1,075	105	3,387	139
Net interest income after provision	9,114	9,328	8,493	9,107	8,342	8,915	25,949	27,350
Non-interest income
Deposit service charges	242	421	210	380	399	411	851	1,212
Mortgage banking income	1,403	1,251	1,572	1,238	982	844	3,957	3,333
Investment advisory fees and non-deposit commissions	672	509	671	489	634	438	1,977	1,436
Gain (loss) on sale of securities	99	—	—	164	—	(29)	99	135
Gain (loss) on sale of other assets	141	—	—	(3)	6	—	147	(3)
Non-recurring BOLI income	311	—	—	—	—	—	311
Other	982	932	934	918	907	845	2,823	2,695
Total non-interest income	3,850	3,113	3,387	3,186	2,928	2,509	10,165	8,808
Non-interest expense
Salaries and employee benefits	6,087	5,465	5,840	5,210	5,653	5,170	17,580	15,845
Occupancy	736	703	679	647	643	655	2,058	2,005
Equipment	318	365	298	389	318	386	934	1,140
Marketing and public relations	342	159	247	430	354	175	943	764
FDIC assessment	137	(10)	88	71	42	74	267	135
Other real estate expenses	79	31	40	18	35	29	154	78
Amortization of intangibles	95	133	95	132	105	132	295	397
Other	1,920	1,944	1,844	1,743	1,888	1,702	5,652	5,389
Total non-interest expense	9,714	8,790	9,131	8,640	9,038	8,323	27,883	25,753
Income before taxes	3,250	3,651	2,749	3,653	2,232	3,101	8,231	10,405
Income tax expense	598	753	532	772	438	606	1,568	2,131
Net income	$2,652	$2,898	$2,217	$2,881	$1,794	$2,495	$6,663	$8,274

Per share data
Net income, basic	$0.36	$0.39	$0.30	$0.38	$0.24	$0.33	$0.90	$1.10
Net income, diluted	$0.35	$0.39	$0.30	$0.37	$0.24	$0.32	$0.89	$1.08

Average number of shares outstanding - basic	7,457,750	7,386,437	7,435,933	7,626,559	7,427,257	7,633,908	7,440,376	7,548,166
Average number of shares outstanding - diluted	7,481,568	7,463,258	7,465,212	7,704,221	7,472,956	7,724,780	7,474,906	7,629,339
Shares outstanding period end	7,492,908	7,408,879	7,486,151	7,511,164	7,462,247	7,664,967	7,492,908	7,408,879

Return on average assets	0.78%	1.03%	0.70%	1.05%	0.61%	0.93%	0.70%	1.00%
Return on average common equity	8.01%	9.81%	7.03%	9.86%	5.84%	8.89%	6.99%	9.53%
Return on average common tangible equity	9.11%	11.39%	8.04%	11.46%	6.72%	10.41%	7.99%	11.10%
Net interest margin (non taxable equivalent)	3.24%	3.63%	3.35%	3.64%	3.52%	3.68%	3.36%	3.65%
Net interest margin (taxable equivalent)	3.28%	3.66%	3.38%	3.67%	3.55%	3.73%	3.39%	3.69%
Efficiency ratio[1]	71.53%	70.09%	69.00%	70.62%	72.79%	71.31%	71.07%	70.66%

1 Calculated by dividing non-interest expense by net interest income on a tax equivalent basis and non interest income, excluding gains (losses) on sales of securities and other assets and non-recurring bank owned life insurance (BOLI) income.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended September 30, 2020			Three months ended September 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$49,203	$360	2.91%	$—	$—	NA
Non-PPP loans	818,893	9,048	4.40%	740,150	9,092	4.87%
Total loans	868,096	9,408	4.31%	740,150	9,092	4.87%
Securities	299,858	1,525	2.02%	254,801	1,609	2.51%
Other short-term investments	80,653	43	0.21%	27,248	163	2.37%
Total earning assets	1,248,607	10,976	3.50%	1,022,199	10,864	4.22%
Cash and due from banks	15,568			14,578
Premises and equipment	34,721			36,198
Goodwill and other intangibles	15,872			16,311
Other assets	39,751			37,185
Allowance for loan losses	(9,410)			(6,447)
Total Assets	$1,345,109			$1,120,024

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$256,990	$57	0.09%	$216,163	$158	0.29%
Money market accounts	228,502	146	0.25%	180,758	461	1.01%
Savings deposits	117,818	18	0.06%	99,693	33	0.13%
Time deposits	166,070	438	1.05%	175,430	567	1.28%
Other borrowings	63,312	141	0.89%	52,020	292	2.23%
Total interest-bearing liabilities	832,692	800	0.38%	724,064	1,511	0.83%
Demand deposits	367,597			266,555
Other liabilities	13,083			12,175
Shareholders’ equity	131,737			117,230
Total liabilities and shareholders’ equity	$1,345,109			$1,120,024

Cost of deposits, including demand deposits			0.23%			0.52%
Cost of funds, including demand deposits			0.27%			0.61%
Net interest spread			3.12%			3.39%
Net interest income/margin - excluding PPP loans		$9,816	3.26%		$9,353	3.63%
Net interest income/margin - including PPP loans		$10,176	3.24%		$9,353	3.63%
Net interest income/margin (tax equivalent) - excl. PPP loans		$9,922	3.29%		$9,428	3.66%
Net interest income/margin (tax equivalent) - incl. PPP loans		$10,282	3.28%		$9,428	3.66%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$27,088	$577	2.85%	$—	$—	NA
Non-PPP loans	788,636	26,677	4.52%	731,033	26,492	4.85%
Total loans	815,724	27,254	4.46%	731,033	26,492	4.85%
Securities	293,724	4,862	2.21%	252,357	4,924	2.61%
Other short-term investments	56,532	236	0.56%	23,736	428	2.41%
Total earning assets	1,165,980	32,352	3.71%	1,007,126	31,844	4.23%
Cash and due from banks	15,142			13,983
Premises and equipment	34,853			35,832
Goodwill and other intangibles	15,967			16,442
Other assets	39,975			37,331
Allowance for loan losses	(8,052)			(6,372)
Total assets	$1,263,865			$1,104,342

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$235,346	220	0.12%	$204,300	443	0.29%
Money market accounts	210,212	674	0.43%	179,063	1,283	0.96%
Savings deposits	110,095	65	0.08%	105,054	104	0.13%
Time deposits	167,150	1,456	1.16%	177,415	1,571	1.18%
Other borrowings	67,504	601	1.19%	52,861	954	2.41%
Total interest-bearing liabilities	790,307	3,016	0.51%	718,693	4,355	0.81%
Demand deposits	332,975			258,124
Other liabilities	13,195			11,422
Shareholders’ equity	127,388			116,103
Total liabilities and shareholders’ equity	$1,263,865			$1,104,342

Cost of deposits, including demand deposits			0.31%			0.49%
Cost of funds, including demand deposits			0.36%			0.60%
Net interest spread			3.20%			3.42%
Net interest income margin - excluding PPP loans		$28,759	3.37%		$27,489	3.65%
Net interest income/margin - including PPP loans		29,336	3.36%		27,489	3.65%
Net interest income/margin (tax equivalent) - excl. PPP loans		$29,046	3.41%		$27,772	3.69%
Net interest income/margin (tax equivalent) - incl. PPP loans		$29,623	3.39%		$27,772	3.69%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	December 31,	September 30,
Tangible book value per common share	2020	2019	2019
Tangible common equity per common share (non-GAAP)	$15.67	$13.99	$13.84
Effect to adjust for intangible assets	2.11	2.17	2.19
Book value per common share (GAAP)	$17.78	$16.16	$16.03
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.60%	9.02%	9.21%
Effect to adjust for intangible assets	1.04%	1.25%	1.30%
Common equity to assets (GAAP)	9.64%	10.27%	10.51%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Return on average common tangible equity (non-GAAP)	9.11%	11.39%	8.04%	11.46%	6.72%	10.41%	7.99%	11.10%
Effect to adjust for intangible assets	(1.10)%	(1.58)%	(1.01)%	(1.60)%	(0.88)%	(1.52)%	(1.00)%	(1.57)%
Return on average common equity (GAAP)	8.01%	9.81%	7.03%	9.86%	5.84%	8.89%	6.99%	9.53%

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
Pre-tax, pre-provision earnings	2020	2020	2019	2020	2019
Pre-tax, pre-provision earnings (non-GAAP)	$4,312	$3,999	$3,676	$11,618	$10,544
Effect to adjust for pre-tax, pre-provision earnings	(1,660)	(1,782)	(778)	(4,955)	(2,270)
Net Income (GAAP)	$2,652	$2,217	$2,898	$6,663	$8,274

	Three months ended		Nine months ended
	September 30,		September 30,
Net interest margin excluding PPP Loans	2020	2019	2020	2019
Net interest margin excluding PPP loans (non-GAAP)	3.26%	3.63%	3.29%	3.66%
Effect to adjust for PPP loans	(0.02)	N/A	(0.01)	N/A
Net interest margin (GAAP)	3.24%	3.63%	3.28%	3.66%

	Three months ended		Nine months ended
	September 30,		September 30,
Net interest margin on a tax-equivalent basis excluding PPP Loans	2020	2019	2020	2019
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	3.37%	3.65%	3.41%	3.69%
Effect to adjust for PPP loans	(0.01)	N/A	(0.02)	N/A
Net interest margin on a tax equivalent basis (GAAP)	3.36%	3.65%	3.39%	3.69%

	September 30,	June 30,	Growth	Annualized Growth
Loans and loan growth	2020	2020	Dollars	Rate
Non-PPP Loans (non-GAAP)	$794,661	$769,507	$25,154	13.0%
PPP Loans	49,799	47,865	1,934	16.1%
Total Loans (GAAP)	$844,460	$817,372	$27,088	13.2%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” and “Non-PPP Loans.” “Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. “Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets. “Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense. “Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans. “Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans. “Non-PPP Loan Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans.  “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.